Exhibit 10.12

February 26, 2019

CONFIDENTIAL

Charles Doucot

c/o Psychemedics Corporation

289 Great Road

Acton, MA 01720

Dear Charlie:

This letter sets forth the agreements we have made regarding your employment with Psychemedics Corporation (the “Company”). Definitions not defined in the text below shall have the meanings set forth in Paragraph 10.

1.	If at any time after the effective date hereof and prior to the date which is five (5) years following the date hereof, your employment is terminated by the Company without Cause, or you voluntarily terminate your employment for Good Reason, then you will continue to be paid monthly an amount equal to your Average Monthly Base Salary for the twelve full months preceding the date of such termination (“Termination Pay”) for a period of six (6) months from the date of such termination. Your Termination Pay will be subject to normal deductions for taxes, benefit plan contributions, other payroll deductions and any amount due the Company as a result of cash advances. The Company agrees to continue to make health insurance available to you, under such health insurance plan as the Company has in effect, for so long as you are receiving Termination Pay and so long as you contribute such portion of the premiums for such insurance as is required of employees under such plan. You agree, however, that if you obtain health insurance coverage through another employer while you are eligible to receive health insurance under this Agreement, the Company shall no longer be required to make health insurance available to you under this Agreement. You agree to give the Company at least fourteen (14) days prior written notice of the termination of your employment in the event of your voluntary termination without Good Reason. You shall not be entitled to Termination Pay as a result of termination by reason of your death or Disability. Notwithstanding anything contained in this letter agreement to the contrary, any amounts payable to you under this letter agreement shall be reduced by the amounts, if any received or receivable by you under the Change in Control Severance Agreement dated May 2, 2018 (the “Change in Control Severance Agreement”).

2.	Notwithstanding any other provision of this Agreement, the Termination Pay contemplated to be paid to you under certain circumstances set forth in this Agreement shall only be paid in consideration of the execution and delivery by you of a release reasonably satisfactory to the Company waiving all claims you, your heirs, or legal representatives have or may have against the Company or any of its shareholders, officers, directors, employees or agents with respect to your employment or the termination thereof, or any other claim.

Charles Doucot
February 26, 2019

3.	The five-year period set forth in paragraph 1 above may be extended only with the mutual written agreement of the parties.

4.	If at any time a controversy between you and the Company arises as to the meaning or operation of this Agreement, such controversy shall be submitted to arbitration by either party in Boston, Massachusetts, before an arbitrator to be named by the President of the Boston Branch of the American Arbitration Association. Such arbitration proceedings shall be conducted in accordance with the rules and procedures then in effect of the American Arbitration Association. The decision of the arbitrator shall be binding upon the parties and judgment on any award made by the arbitrator may be entered in any court having jurisdiction thereof. The costs of the arbitrator shall be borne equally by you and the Company. Each party will bear his or its own legal costs.

5.	This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without reference to principles of conflict of laws.

6.	This Agreement, together with your Confidentiality, Inventions, Non-Competition and Non-Solicitation Agreement dated April 23, 2018 and your Change in Control Severance Agreement contain the entire agreement of the parties in respect of your employment and supersede any prior agreement or understanding relating to your employment by the Company, including, without limitation, your initial offer letter dated April 26, 2018. No amendment or modification of any provision of this Agreement will be valid unless in writing signed by both parties. Any waiver must be in writing and signed by you or an authorized officer of the Company, as the case may be.

7.	This Agreement shall be binding upon and inure to the benefit of:

(a) the Company, and any successors or assigns of the Company, whether by way of a merger or consolidation, or liquidation of the Company, or by way of the Company selling all or substantially all of the assets and business of the Company to a successor entity; and, subject to the Company's right to terminate your employment at any time, the Company agrees to require any successor entity to expressly assume or unconditionally guarantee the Company's obligations under this Agreement (unless such obligations are assumed by operation of law); and (b) you and your heirs, executors and administrators.

Charles Doucot
February 26, 2019

8.	Any notice or other communication required hereunder shall be in writing, shall be deemed to have been given and received when delivered in person, or, if mailed, shall be deemed to have been given when deposited in the United States mail, first class, registered or certified, return receipt requested, with proper postage prepaid, and shall be deemed to have been received on the third business day thereafter, and shall be addressed as follows:

If to the Company, addressed to:

Psychemedics Corporation

289 Great Road

Suite 200

Acton, MA 01720

Attn: President

If to you, addressed to:

Charles Doucot

c/o Psychemedics Corporation

289 Great Road

Suite 200

Acton, MA 01720

or such other address as to which any party hereto may have notified the other in writing.

9.       Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), following a Change in Control of the Company, you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (i) six (6) months and one (1) day after your separation from service, or (ii) your death.

Charles Doucot
February 26, 2019

(b) This Agreement is intended to be in compliance with the provisions of Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with said Section. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c) Solely for the purposes of Section 409A of the Code, each installment payment of Termination Pay shall be considered a separate payment.

(d) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, said Section.

10.	Definitions.

(a)         "Cause" shall mean: (i) theft or embezzlement, or attempted theft or embezzlement, by you of money or property of the Company, your perpetration or attempted perpetration of fraud, or your participation in a fraud or attempted fraud upon the Company; (ii) your unauthorized appropriation of, or attempt to misappropriate, any tangible or intangible assets or property of the Company, or your appropriation of, or attempt to appropriate, a business opportunity of the Company, including but not limited to attempting to secure or securing any profit for yourself or any of your family members or personal associates in connection with any transaction entered into on behalf of the Company; (iii) any act or acts of disloyalty, misconduct, or moral turpitude by you, including but not limited to violation of the Company’s sexual harassment or non-harassment policy, any of which the Board of Directors of the Company determines in good faith has been or is likely to be materially injurious to the interest, property, operations, business, or reputation of the Company, or its directors, employees or shareholders; (iv) any act or omission constituting gross negligence in connection with the performance of your duties on behalf of the Company which is materially injurious to the interest, property, operations, business, or reputation of the Company; (v) your conviction of a crime other than minor traffic violations or other similar minor offenses (including pleading guilty or entering a plea of no contest), or your indictment for a felony or its equivalent, or your being charged with a violent crime, a crime involving moral turpitude, or any other crime for which imprisonment is a possible punishment; (vi) your willful refusal or material failure (other than by reason of Disability) to carry out reasonable and lawful instructions and directives from the Board of Directors and your failure to cure or correct such refusal or failure within ten (10) days after receiving written notice from the Board of Directors describing such refusal or failure; or (vii) the material breach by you of your obligations under any confidentiality, non-compete, non-solicitation, non-disparagement or similar agreement with the Company.

Charles Doucot
February 26, 2019

(b)         "Disability" shall mean your inability because of physical or mental incapacity to perform your usual duties at the Company for a period of one hundred eighty (180) days in any consecutive twelve (12) month period.

(c)           "Good Reason" shall mean: (i) reduction in your base salary below $330,000 or such higher base salary as is in effect immediately prior to such reduction; or (ii) a material decrease in your duties or responsibilities.

Charles Doucot
February 26, 2019

If this letter correctly sets forth our understanding and agreement, please indicate your acceptance by signing both copies of this letter and returning one copy.

Very truly yours,

PSYCHEMEDICS CORPORATION

By	/s/ Raymond C. Kubacki
Raymond C. Kubacki, President

Agreed to: February 26, 2019

/s/ Charles Doucot

Charles Doucot